Exhibit 99.1

BFC Financial Corporation Reports Financial Results

For the Fourth Quarter and Full Year, 2014

FORT LAUDERDALE, Florida – March 17, 2015 -- BFC Financial Corporation ("BFC" or the "Company") (OTCQB: BFCF; BFCFB) reported financial results for the three and twelve month periods ended December  31, 2014.

Fourth Quarter 2014:

The Company reported net loss attributable to BFC of $(2.4) million, or $(0.04) per diluted share, for the quarter ended December 31, 2014, compared to net income attributable to BFC of $23.7 million, or $0.28 per diluted share, for the quarter ended December 31, 2013.

Full Year 2014:

The Company reported net income attributable to BFC of $13.9 million, or $0.16 per diluted share, for the year ended December 31, 2014, compared to $29.1 million, or $0.35 per diluted share, for the year ended December 31, 2013.

As of December 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $252.9 million, and total consolidated equity of approximately $446.7 million.  BFC’s book value per share at December 31, 2014 was $3.03.

BFC’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the overall progress of our core business segments which include our 51% ownership interest in BBX Capital Corporation (“BBX Capital”) and our ownership interest in Bluegreen Corporation (“Bluegreen”).  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”), which is owned 54% by BFC and 46% by BBX Capital.  Our results reflect our pursuit of our broader goal of transitioning into a business platform with diverse activities and a focus on long term growth through our operating businesses and real estate opportunities, as well as monetizing our legacy portfolios.

“On April 16, 2014, BBX Capital filed its Corporate Overview with the SEC.  In that document, BBX Capital discussed its strategy, culture, and goals, and BFC fully subscribes to these objectives.  As discussed in the Corporate Overview, we believe it is important to highlight:

“First, our culture is entrepreneurial.  Our objective is to make portfolio investments based on the fundamentals:  quality real estate, the right operating companies and partnering with good people.

“Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings.  While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time.

“In all, we believe this reflects BFC’s philosophy and how we are approaching our business.  We invite our readers to review the full BBX Capital Corporate Overview, which is available to view on the BBX Capital website: www.BBXCapital.com and the BFC website: www.BFCFinancial.com,” Levan concluded.

Net income (loss) attributable to BFC is defined as net income (loss) after non-controlling interests.  Under generally accepted accounting principles, the financial statements of the companies in which BFC holds a controlling interest, including BBX Capital (NYSE: BBX) and Woodbridge and its subsidiary, Bluegreen, are consolidated in BFC’s financial statements.

Overview and Highlights:

BFC Selected Financial Data (Consolidated)

Fourth Quarter, 2014 Compared to Fourth Quarter, 2013

•	Total revenues of $163.5 million vs. $155.1 million
•	Net loss attributable to BFC of $(2.4) million vs. net income attributable to BFC of

$23.7 million

•	Diluted earnings per share of $(0.04) vs. $0.28
•	Book value per share of $3.03 vs. $3.05
•	Assets of $1.4 billion at December 31, 2014 and December 31, 2013

BFC Selected Financial Data (Consolidated)

Twelve Months Ended December 31, 2014 Compared to

Twelve Months Ended December 31, 2013

•	Total revenues of $672.2 million vs. $563.8 million
•	Net income attributable to BFC of $13.9 million vs. $29.1 million
•	Diluted earnings per share of $0.16 vs. $0.35

In January 2015,  BFC announced that its Board of Directors had approved the appointment of Raymond S. Lopez as Chief Financial Officer and Chief Accounting Officer of

the Company, effective on the first business day following the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2014.  Mr. Lopez will succeed John K. Grelle, who will retire after serving as the Company's Chief Financial Officer since 2008.  Mr. Grelle's pending retirement was anticipated by the employment agreement he entered into with the Company in November 2012.    Mr. Lopez, age 40, has served as Chief Accounting Officer of Bluegreen Corporation since 2005 and as Senior Vice President of Bluegreen since 2007.  Mr. Lopez joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007. Prior to joining Bluegreen, Mr. Lopez served as Manager of External Reporting for Office Depot, Inc. and as a Senior Auditor with Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant and holds a B.S. in Accounting.

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The following selected information relates to the operating activities of Bluegreen Corporation and BBX Capital Corporation.   See supplemental tables for consolidating income statements for the three and twelve month periods ended December 31, 2014 and 2013.

Bluegreen Corporation

Bluegreen Corporation:  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”), which is owned 54% by BFC and 46% by BBX Capital.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).    Through their ownership interests, BFC and BBX own 100% of Bluegreen.

For the quarter ended December 31, 2014, net income attributable to Woodbridge was $7.2 million, including $7.9 million related to the operations of Bluegreen.  BFC recognized 54% of the net income attributable to Woodbridge, or $3.9 million, for the quarter ended December 31, 2014.

For the twelve month period ended December 31, 2014, net income attributable to Woodbridge was $55.0 million, including  $57.5 million related to the operations of Bluegreen.  BFC recognized 54% of the net income attributable to Woodbridge, or $29.7 million, for the twelve month period ended December 31, 2014.

Bluegreen Selected Financial Data

Fourth Quarter, 2014 Compared to Fourth Quarter, 2013

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $123.6 million vs. $119.2 million
•	Included in the above were sales of VOIs under Bluegreen's "capital-light" business strategy(1), which were $66.8 million vs. $58.8 million

•	Other fee-based services revenue rose 20% to $23.1 million
•	Income from continuing operations was $10.2 million vs. $7.2 million
•	Adjusted EBITDA was $26.7 million vs. $14.1 million

Twelve Months Ended December 31, 2014

Compared to Twelve Months Ended December 31, 2013

•	System-wide sales of VOIs were $523.8 million vs. $456.6 million
•	Included in the above were sales of VOIs under Bluegreen's "capital-light" business strategy(1) , which were $320.1 million vs. $212.9 million
•	Other fee-based services revenue rose 15% to $92.1 million
•	Income from continuing operations was $68.7 million vs. $56.5 million
•	Adjusted EBITDA was $134.9 million vs. $103.1 million

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy includes sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs and refers to this as "Just in Time" arrangements. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

Bluegreen Summary for the Fourth Quarter, 2014

System-wide sales of VOIs include all sales of VOIs, regardless of whether Bluegreen or a third-party owned the VOI immediately prior to the sale. The sales of third-party owned VOIs, which are part of Bluegreen’s “capital-light” business model, are transacted as sales of timeshare interests in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. System-wide sales of VOIs were $123.6 million and $119.2 million during the three months ended December 31, 2014 (“Q4 2014”) and the three months ended December 31, 2013 (“Q4 2013”), respectively. The growth in system-wide sales of VOIs during Q4 2014 as compared to Q4 2013 reflects an increase in the number of tours, partially offset by a slight decrease in the sale-to-tour conversion ratio. The number of tours increased by 4% in Q4 2014 as compared to Q4 2013. However, during Q4 2014 Bluegreen’s sale-to-tour conversion decreased approximately 2% to 19.2%. The increase in the number of tours reflects efforts to expand marketing to sales prospects through new marketing initiatives.

Sales under Bluegreen’s “capital-light” business model, which are part of system-wide sales, include sales of third-party owned VOIs pursuant to fee-based service sales and marketing arrangements, sales of VOIs acquired from third-parties through just-in-time inventory acquisition arrangements and sales of VOIs acquired from resort property owner associations under Bluegreen’s Secondary Market program.  These “capital-light” sales increased 14% during Q4 2014 as compared to Q4 2013, primarily reflecting more sales under fee-based service sales and marketing arrangements.  “Capital-light” sales were 54% of Bluegreen’s system-wide sales in Q4 2014.

During Q4 2014 and Q4 2013, Bluegreen’s revenue was reduced by $10.7 million and $24.4 million, respectively, for its estimated future uncollectible notes receivable.  Estimated losses for uncollectible VOI notes receivable vary based on the amount of Bluegreen financed sales during the period and changes in Bluegreen’s estimates of future note receivable performance for existing and newly originated loans.

Selling and marketing expenses were 48% of system-wide sales during Q4 2014 as compared to 45% during Q4 2013.  The increase in selling and marketing expenses during Q4 2014 as compared to Q4 2013 was a result of Bluegreen’s focus on increasing its marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and expanding marketing channels.

Other Fee-Based Services pre-tax profits, which are primarily generated from providing resort and club management services as well as title services, increased 53% to $10.6 million from $7.0 million.  As of December 31, 2014 and 2013, Bluegreen managed 49 and 45 timeshare resort properties and hotels, respectively.  Title services profits increased due to increased timeshare sales transactions as well as an initiative to reduce a processing back-log.

Provision for income taxes is adjusted each quarter to achieve the then estimated effective tax rate for the year.  In Q4 2014, Bluegreen was required to record a 53.9% income tax provision, compared to an 8.2% income tax provision in Q3 2014.  Bluegreen’s effective tax rate typically approximates 40%.  The higher income tax provision in Q4 2014 was due to certain state tax law changes.  Bluegreen’s effective tax rate for all of 2014 was 41.4%.

Reflecting the above, Bluegreen’s income from continuing operations was $10.2 million in Q4 2014 as compared to $7.2 million in Q4 2013.

Bluegreen Summary for the Full Year, 2014

System-wide sales of VOIs were $523.8 million and $456.6 million during 2014 and 2013, respectively, reflecting a 15% increase. The growth in system-wide sales of VOIs during 2014 reflects an increase in the number of tours and a slight increase in the sale-to-tour conversion ratio. The number of tours increased by 7% in 2014 as compared to 2013. Additionally, during 2014 Bluegreen’s sale-to-tour conversion increased approximately 1% 19% during 2014. The increase in the number of tours reflects efforts to expand marketing to sales prospects through new marketing initiatives.

“Capital-light” sales increased 50% during 2014 as compared to 2013, primarily reflecting more sales under fee-based service sales and marketing arrangements and a 54% increase in sales under Bluegreen’s Secondary Market program.  “Capital-light” sales were 61% of Bluegreen’s system-wide sales in 2014.

As a percentage of system-wide sales of VOIs, selling and marketing expenses increased to 48% in 2014 from 46% in 2013. The increase in selling and marketing expenses during 2014 compared to 2013 was a result of Bluegreen’s focus on increasing its marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and growing marketing channels. Sales to existing owners, which were approximately 56% of system-wide sales in both 2014 and 2013, generally involve lower marketing expenses than sales to new prospects; however, a new program which contributed to owner sales has a slightly higher cost per tour as compared to historical owner sales tours. Bluegreen expects to continue to increase its focus on sales to new prospects and, as a result, sales and marketing expenses generally and as a percentage of sales may continue to increase.

Other Fee-Based Services pre-tax profits increased 22% to $42.9 million from $35.3 million.  As of December 31, 2014 and 2013, Bluegreen managed 49 and 45 timeshare resort properties and hotels, respectively.  Title services profits increased due to increased timeshare sales transactions as well as an initiative to reduce a processing back-log.

Reflecting the above, Bluegreen’s income from continuing operations was $68.7 million in 2014 as compared to $56.5 million in 2013.

BLUEGREEN VACATIONS

Supplemental financial information for the three months ended December 31, 2014 and 2013

(in 000’s, except percentages) (Unaudited)

For the Three Months Ended December 31,
2014		2013
Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$56,810	46%	$60,406	51%
VOI sales-secondary market	4,952	4%	18,552	16%
Sales of third-party VOIs-commission basis	55,004	45%	27,011	23%
Sales of third-party VOIs-just-in-time basis	6,829	6%	13,269	11%
System-wide sales of VOIs, net	123,595	100%	119,238	100%
Less: Sales of third-party VOIs-commission basis	(55,004)	-45%	(27,011)	-23%
Gross sales of VOIs	68,591	55%	92,227	77%
Estimated uncollectible VOI notes receivable (2)	(10,744)	-16%	(24,441)	-27%
Sales of VOIs	57,847	47%	67,786	57%
Cost of VOIs sold (3)	(5,855)	-10%	(7,490)	-11%
Gross profit (3)	51,992	90%	60,296	89%
Fee-based sales commission revenue (4)	35,265	64%	17,471	65%
Other fee-based services revenue	23,060	19%	19,223	16%
Cost of other fee-based services	(12,414)	-10%	(12,265)	-10%
Net carrying cost of VOI inventory	(1,299)	-1%	(2,232)	-2%
Selling and marketing expenses	(59,321)	-48%	(54,180)	-45%
General and administrative expenses	(30,197)	-24%	(29,777)	-25%
Net interest spread	10,050	8%	10,697	9%
Operating profit	17,136	14%	9,233	8%
Other income (expense)	1,678		(712)
Income from continuing operations before income taxes	18,814		8,521
Less: Provision for income taxes	8,599		1,337
Income from continuing operations	10,215		7,184
Gain (loss) from discontinued operations	251		(62)
Net income	10,466		7,122
Less: Net income attributable to noncontrolling interests	2,614		2,487
Net income attributable to Bluegreen	$7,852		$4,635

(1)

Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business.  Legacy VOI sales do not include Secondary Market, Fee-Based Sales, or Just-In-Time basis VOI sales under Bluegreen’s “capital-light”  business strategy.

(2)

Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

BLUEGREEN VACATIONS

Supplemental financial information for the year ended December 31, 2014 and 2013

(in 000’s, except percentages) (Unaudited)

For the Year Ended December 31,
2014		2013
Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$203,675	39%	$243,706	53%
VOI sales-secondary market	63,329	12%	41,073	9%
Sales of third-party VOIs-commission basis	221,315	42%	141,054	31%
Sales of third-party VOIs-just-in-time basis	35,497	7%	30,740	7%
System-wide sales of VOIs, net	523,816	100%	456,573	100%
Less: Sales of third-party VOIs-commission basis	(221,315)	-42%	(141,054)	-31%
Gross sales of VOIs	302,501	58%	315,519	69%
Estimated uncollectible VOI notes receivable (2)	(40,167)	-13%	(54,080)	-17%
Sales of VOIs	262,334	50%	261,439	57%
Cost of VOIs sold (3)	(30,766)	-12%	(32,607)	-12%
Gross profit (3)	231,568	88%	228,832	88%
Fee-based sales commission revenue (4)	144,239	65%	91,859	65%
Other fee-based services revenue	92,089	18%	80,125	18%
Cost of other fee-based services	(49,224)	-9%	(44,840)	-10%
Net carrying cost of VOI inventory	(7,717)	-1%	(7,977)	-2%
Selling and marketing expenses	(250,320)	-48%	(211,034)	-46%
General and administrative expenses	(94,871)	-18%	(95,525)	-21%
Net interest spread	40,342	8%	41,093	9%
Operating profit	106,106	20%	82,533	18%
Other income (expense)	2,866		(25)
Income from continuing operations before income taxes	108,972		82,508
Less: Provision for income taxes	40,321		25,986
Income from continuing operations	68,651		56,522
Gain (loss) from discontinued operations	306		(382)
Net income	68,957		56,140
Less: Net income attributable to noncontrolling interests	11,411		18,555
Net income attributable to Bluegreen	$57,546		$37,585

(1)

Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business.  Legacy VOI sales do not include Secondary Market, Fee-Based Sales, or Just-In-Time basis VOI sales under Bluegreen’s “capital-light”  business strategy.

(2)

Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

Bluegreen Balance Sheet Highlights (in thousands):

	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$185,169	$158,096
Notes receivable, net	424,267	455,569
Inventory of real estate	194,713	204,256

Lines-of credit, notes payable, and receivable-backed notes payable	502,465	537,500
Junior subordinated debentures	64,986	62,379
Total equity	271,835	278,177

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three and twelve months ended December  31, 2014 and 2013, as well as a reconciliation of EBITDA to Income from continuing operations (in thousands):

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Income from continuing operations - Woodbridge	$9,574	$6,540
Loss from Woodbridge parent only	(641)	(644)
Income from continuing operations, Bluegreen	10,215	7,184
Add/(Less):
Non-cash stock compensation expense	-	147
Interest income (other than interest earned on VOI notes receivable)	(65)	(257)
Interest expense	10,149	10,114
Interest expense on Receivable-Backed Debt	(5,246)	(6,276)
Provision for Income and Franchise Taxes	8,689	1,353
Depreciation and Amortization	2,915	1,874
EBITDA	$26,657	$14,139

	For the Twelve Months Ended
	December 31, 2014	December 31, 2013
Income from continuing operations - Woodbridge	$66,066	$53,222
Loss from Woodbridge parent only	(2,585)	(3,300)
Income from continuing operations, Bluegreen	68,651	56,522
Add/(Less):
Non-cash stock compensation expense	-	147
Interest income (other than interest earned on VOI notes receivable)	(646)	(534)
Interest expense	41,324	41,137
Interest expense on Receivable-Backed Debt	(23,415)	(26,973)
Provision for Income and Franchise Taxes	40,500	26,126
Depreciation and Amortization	8,511	6,674
EBITDA	$134,925	$103,099

EBITDA is defined as earnings, or income from continuing operations, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

BBX Capital Corporation

BBX Capital Corporation (“BBX Capital” and/or “BBX”) (NYSE: BBX), reported financial results for the fourth quarter and year ending December 31, 2014.

Fourth Quarter 2014:

BBX reported a  net loss of ($2.2) million, or ($0.13) per diluted share, for the quarter ended December 31, 2014, versus net income of $49.3 million, or $2.97 per diluted share, for the quarter ended December 31, 2013.

Full Year 2014:

BBX reported net income of $4.3 million, or $0.28 per diluted share, for the year ended December 31, 2014, versus net income of $47.6 million, or $2.94 per diluted share, for the year ended December 31, 2013.

As of December 31, 2014, BBX Capital had consolidated total assets of $392.9 million, and shareholders’ equity of $309.8 million.  BBX Capital’s book value per share was $19.16 at December 31, 2014, versus $18.93 at December 31, 2013.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

Fourth Quarter, 2014 Compared to Fourth Quarter, 2013

•	Total revenues of $27.3 million vs. $30.0 million

•	Net loss attributable to BBX Capital of ($2.1) million vs. Net income attributable to BBX Capital of $49.5 million
•	Diluted (loss) earnings per share of ($0.13) vs. $2.97
•	Book value per share of $19.16 vs. $18.93
•	Total assets of $392.9 million vs. $431.1 million
•	BB&T’s preferred interest in FAR was $12.3 million vs. $68.5 million
•	Real estate was $117.3 million vs. $141.3 million
•	Loans receivable were $26.8 million vs. $72.2 million
•	Loans held-for-sale were $35.4 million vs. $53.8 million

BBX Capital Selected Financial Data (Consolidated)

Year Ended December 31, 2014

Compared to the Year Ended December 31, 2013

•	Total revenues of $92.7 million vs. $48.7 million
•	Net income attributable to BBX Capital of $4.3 million vs. $47.8 million
•	Diluted earnings per share of $0.28 vs. $2.94

More complete and detailed information regarding BBX Capital, including its investment in Bluegreen, additional acquired operating businesses, real estate joint ventures, and the BankAtlantic legacy portfolio of loans and foreclosed real estate, can be found in BBX Capital’s earnings press release for the fourth quarter and full year 2014, which is attached hereto, its Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the SEC, are available to view on the SEC’s website, www.sec.gov, and/or on BBX Capital’s website, www.BBXCapital.com.

______________________________

More complete and detailed information regarding BFC Financial and its financial results, business, operations, and risks is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is available to view on the SEC's website, www.sec.gov,  and/or on BFC’s website, www.BFCFinancial.com.

______________________________

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 51% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.  BBX Capital, a New York Stock Exchange listed company, is involved in the acquisition, ownership, management of, joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.

As of December 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $252.9 million, and total consolidated equity of approximately $446.7 million. BFC’s book value per share at December 31, 2014 was $3.03.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (“Bluegreen Vacations”) is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership, management of, joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  In addition, BBX Capital and its holding company, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation.  As a result of their ownership interests, BBX and BFC own 100% of Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.

As of December 31, 2014, BBX Capital had total consolidated assets of $392.9 million, shareholders' equity attributable to BBX Capital of approximately $309.8 million, and total consolidated equity of approximately $311.3 million.  BBX Capital’s book value per share at December 31, 2014 was $19.16.

For further information, please visit our family of companies:

BFC Financial Corporation: www.BFCFinancial.com

Bluegreen Corp.: www.BluegreenVacations.com

BBX Capital: www.BBXCapital.com

Renin Corp.: www.ReninCorp.com

RoboVault: www.RoboVault.com

BBX Sweet Holdings: Hoffman’s Chocolates: www.Hoffmans.com, Williams & Bennett:

www.WilliamsandBennett.com, Jer’s Chocolates: www.Jers.com, Helen Grace Chocolates: www.HelenGrace.com, and Anastasia Confections: www.AnastasiaConfections.com

BFC Financial Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954- 940-4994

Email: LHinkley@BFCFinancial.com

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

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This press release contains forward-looking statements based largely on current expectations of BFC or its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on current expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties and other cautionary statements made herein.  The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.  This press release also contains information regarding the past performance of investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. In addition, some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which our subsidiaries operate, including the vacation ownership industry in which Bluegreen operates, and the investment, development, and asset management and real estate-related industries in which BBX Capital operates, while other factors apply more specifically to BFC, including, but not limited to, the following: the risks and uncertainties affecting BFC and its subsidiaries, and their respective results, operations, markets, products, services and business strategies, including with respect to BBX Capital, risks associated with its ability to successfully implement its currently anticipated plans and uncertainties regarding BBX Capital’s ability to generate earnings under its new business strategy; the performance of entities in which BFC and BBX Capital have made investments may not be profitable or their results as anticipated; BFC is dependent upon dividends from its subsidiaries to fund its operations; BFC’s subsidiaries may not be in a position to pay dividends or otherwise make a determination to pay dividends to its shareholders;, dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments; any payment of dividends by a subsidiary of BFC is subject to declaration by such subsidiary’s board of directors or managers (which, in the case of BBX Capital, is currently comprised of a majority of independent directors under the listing standards of the NYSE) as well as the boards of directors of both BBX Capital and BFC in the case of dividend payments by Woodbridge; and dividend decisions may not be made in BFC’s interests;

risks relating to Woodbridge’s April 2013 acquisition of Bluegreen, including the pending shareholder class action lawsuits relating to the transaction; the uncertainty regarding, and the impact on BFC’s cash position of, the amount of cash that will be required to be paid to former shareholders of Woodbridge Holdings Corporation (“WHC”) who exercised appraisal rights in connection with the 2009 merger between BFC and WHC, including the legal and other professional fees and other costs and expenses of such proceedings; the preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions, and any changes in estimates, judgments and assumptions used could have a material adverse impact on the financial condition and operating results of BFC or its subsidiaries; risks related to litigation and other legal proceedings involving BFC and its subsidiaries, including (i) the legal and other professional fees and other costs and expenses of such proceedings, as well as the impact of any finding of liability or damages on the financial condition and operating results of BFC or its subsidiaries and (ii) with respect to the adverse jury verdict in the action brought by the SEC against BBX Capital and its Chairman, who also serves as BFC’s Chairman, risks relating to civil fines, claims for reimbursement by insurers, and reputational risks and risks relating to the potential loss of the services of BFC’s Chairman; the risk and uncertainties described below with respect to BBX Capital and Bluegreen; and BFC’s success at managing the risks involved in the foregoing. With respect to Bluegreen, the risks and uncertainties include, but are not limited to: the overall state of the economy, interest rates and the availability of financing may affect Bluegreen’s ability to market VOIs; Bluegreen’s future success depends on its ability to market its products successfully and efficiently; Bluegreen’s VOI sales may be materially and adversely impacted if it is unable to maintain or enter into new marketing alliances and relationships; Bluegreen’s marketing expenses will continue to increase, particularly if Bluegreen’s marketing  efforts focus on new customers rather than sales to existing owners; increased marketing efforts and/or expenses may not result in increased sales; the risk that if new customers are not sufficiently added to Bluegreen’s existing owner base, Bluegreen’s ability to continue to sell VOIs to existing owners will diminish over time; Bluegreen may not be successful in increasing or expanding its fee-based services relationships because of changes in economic conditions or otherwise, and such fee-based service activities may not be profitable, which would have an adverse impact on its results of operations and financial condition; Bluegreen is subject to the risks of the real estate market and the risks associated with real estate development, including the decline in real estate values and the deterioration of other conditions relating to the real estate market and real estate development; adverse outcomes in legal or other regulatory proceedings, including assessments and claims for development-related defects and compliance with applicable rules and regulations regarding marketing practices, and the costs and expenses associated with litigation, could adversely affect Bluegreen’s financial condition and operating results; Bluegreen may be adversely affected by federal, state and local laws and regulations and changes in applicable laws and regulations, including the imposition of additional taxes on operations; Bluegreen has outstanding indebtedness which may negatively impact its available cash and its flexibility in the event of  a deterioration of economic conditions and increase Bluegreen’s vulnerability to adverse economic changes and conditions, and Bluegreen’s level of indebtedness may increase in the future; there are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with GAAP and any changes in estimates, judgments and assumptions used could have a material adverse impact on Bluegreen’s operating results and financial condition; the loss of the services of Bluegreen’s key management and personnel could adversely affect Bluegreen’s business; and Bluegreen’s success at managing the risks involved in the foregoing.  With respect to BBX Capital, the risks and uncertainties include those described in BBX Capital’s earnings press release for the fourth quarter of 2014, which is attached hereto. Reference is also made to the risks and uncertainties detailed in reports filed by BFC with the SEC, including the “Risk Factors” section of BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, which may be viewed on the SEC’s website at www.sec.gov and on BFC’s website at www.BFCFinancial.com.  BFC cautions that the foregoing factors are not exclusive.

The following supplemental table represents BFC’s Consolidated Statements of Financial Condition for the years ended December  31, 2014 and 2013.

BFC Financial Corporation
Consolidated Statements of Financial Condition
(In thousands, except share data)

	December 31,
	2014	2013

ASSETS
Cash and interest bearing deposits in banks ($4,993 in 2014 and $8,686 in 2013
held by variable interest entities ("VIE"))	$279,437	217,636

Restricted cash ($31,554 in 2014 and $36,263 in 2013 held by VIE)	54,620	65,285
Loans held for sale (held by VIE)	35,423	53,846
Loans receivable, net of allowance for loan losses of $977 in 2014 and $2,713 in 2013
(including $18,972, net of $977 allowance in 2014 and $56,170, net of $1,759
allowance in 2013 held by VIE)	26,844	72,226
Notes receivable, including net securitized notes of $293,950 in 2014 and $342,078 in
2013 (held by VIE), net of allowance of $102,566 in 2014 and $90,592 in 2013	424,267	455,569
Inventory	209,893	213,997
Real Estate held for investment ($19,156 in 2014 and $15,836 in 2013 held by VIE)	75,590	107,336
Real estate held for sale ($13,745 in 2014 and $23,664 in 2013 held by VIE)	41,733	33,971
Investments in unconsolidated real estate joint ventures	16,065	1,354
Properties and equipment, net ($8,350 in 2014 and $7,899 in 2013 held by VIE)	90,013	78,108
Goodwill and intangible assets, net	79,730	66,828
Other assets, net ($1,017 in 2014 and $2,413 in 2013 held by VIE)	77,681	75,209
Total assets	$1,411,296	1,441,365

LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC (held by VIE)	12,348	68,517
Receivable-backed notes payable - recourse ($0 in 2014 and $5,899 in 2013
held by VIE)	92,129	74,802
Receivable-backed notes payable - non-recourse (held by VIE)	320,275	368,759
Notes and mortgage notes payable and other borrowings	107,984	102,974
Junior subordinated debentures	150,038	147,431
Deferred income taxes	92,609	77,089
Shares subject to mandatory redemption	12,714	12,362
Other liabilities ($12,602 in 2014 and $12,355 in 2013 held by VIE)	176,493	167,035
Total liabilities	964,590	1,018,969

Equity:
Class A common stock of $.01 par value, authorized 150,000,000 shares;
issued and outstanding 73,307,012 in 2014 and 71,264,563 in 2013	733	713
Class B common stock of $.01 par value, authorized 20,000,000 shares;
issued and outstanding 10,168,105 in 2014 and 7,337,043 in 2013	102	73
Additional paid-in capital	142,058	142,585
Accumulated earnings	109,660	95,810
Accumulated other comprehensive income	353	240
Total BFC Financial Corporation ("BFC") equity	252,906	239,421
Noncontrolling interests	193,800	182,975
Total equity	446,706	422,396
Total liabilities and equity	$1,411,296	1,441,365

The following supplemental table represents BFC’s Consolidating Statement of Operations for the three months ended December  31, 2014.

BFC Financial Corporation
Consolidating Statement of Operations - Unaudited
(In thousands)
	Bluegreen Vacations	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$57,847	$-	$-	$57,847

Trade sales	-	24,150	(1)	24,149
Interest income	20,199	986	-	21,185
Fee-based sales commission	35,265	-	-	35,265
Other fee-based services revenue	23,060	-	-	23,060
Gain on sale of assets	-	619	-	619
Other revenue	-	1,518	(118)	1,400
Total revenues	136,371	27,273	(119)	163,525

Costs and Expenses
Cost of sales of VOIs	5,855	-	-	5,855
Cost of goods sold of trade sales	-	18,076	-	18,076
Cost of other fee-based services	13,713	-	-	13,713
Interest expense	10,149	461	1,030	11,640
Recoveries from loan losses	-	(4,517)	-	(4,517)
Recoveries on assets	-	(136)	-	(136)
Selling, general and administrative expenses	89,518	21,671	5,092	116,281
Total costs and expenses	119,235	35,555	6,122	160,912

Equity in earnings (loss) from unconsolidated affiliates	-	2,995	(3,318)	(323)
Other income	1,678	-	528	2,206
Income (loss) from continuing operations before income taxes	18,814	(5,287)	(9,031)	4,496
Provision (benefit) for income taxes	8,599	(3,107)	-	5,492
Income (loss) from continuing operations	10,215	(2,180)	(9,031)	(996)
Gain from discontinued operations	251	-	-	251
Net income (loss)	10,466	(2,180)	(9,031)	(745)
Less: Net income (loss) attributable to noncontrolling interests	2,614	(124)	(861)	1,629
Net income (loss) to shareholders	$7,852	$(2,056)	$(8,170)	$(2,374)

The following supplemental table represents BFC’s Consolidating Statement of Operations for the three months ended December  31, 2013.

BFC Financial Corporation
Consolidating Statement of Operations - Unaudited
(In thousands)
	Bluegreen Vacations	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$67,786	$-	$-	$67,786
Trade sales	-	10,243	-	10,243
Interest income	20,811	16,199	(117)	36,893
Fee-based sales commission	17,471	-	-	17,471
Other fee-based services revenue	19,223	-	-	19,223

Gain on sale of assets	-	1,560	-	1,560
Other revenue	-	2,015	(109)	1,906
Total revenues	125,291	30,017	(226)	155,082

Costs and Expenses
Cost of sales of VOIs	7,490	-	-	7,490
Cost of goods sold of trade sales	-	7,860	-	7,860
Cost of other fee-based services	14,497	-	-	14,497
Interest expense	10,114	1,619	949	12,682
Recoveries from loan losses	-	(40,363)	-	(40,363)
Recoveries on assets	-	(361)	-	(361)
Selling, general and administrative expenses	83,957	12,874	4,082	100,913
Total costs and expenses	116,058	(18,371)	5,031	102,718

Equity in earnings (loss) from unconsolidated affiliates	-	1,836	(1,812)	24
Other (expense) income	(712)	-	229	(483)
Income (loss) from continuing operations before income taxes	8,521	50,224	(6,840)	51,905
Provision for income taxes	1,337	294	69	1,700
Income (loss) from continuing operations	7,184	49,930	(6,909)	50,205
Loss from discontinued operations	(62)	-	-	(62)
Net income (loss)	7,122	49,930	(6,909)	50,143
Less: Net income (loss) attributable to noncontrolling interests	2,487	(12)	23,948	26,423
Net income (loss) to shareholders	$4,635	$49,942	$(30,857)	$23,720

The following supplemental table represents BFC’s Consolidating Statement of Operations for the year ended December  31, 2014.

BFC Financial Corporation
Consolidating Statement of Operations
(In thousands)
	Bluegreen Vacations	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$262,334	$-	$-	$262,334
Trade sales	-	74,084	(1)	74,083
Interest income	81,666	5,164	(338)	86,492
Fee-based sales commission	144,239	-	-	144,239
Other fee-based services revenue	92,089	-	-	92,089

Gain on sale of assets	-	5,527	-	5,527
Other revenue	-	7,870	(448)	7,422
Total revenues	580,328	92,645	(787)	672,186

Costs and Expenses
Cost of sales of VOIs	30,766	-	-	30,766
Cost of goods sold of trade sales	-	54,682	-	54,682
Cost of other fee-based services	56,941	-	-	56,941
Interest expense	41,324	2,316	3,762	47,402
Recoveries from loan losses	-	(7,155)	-	(7,155)
Asset impairments	-	7,015	-	7,015
Selling, general and administrative expenses	345,191	60,185	16,988	422,364
Total costs and expenses	474,222	117,043	20,750	612,015

Equity in earnings (loss) from unconsolidated affiliates	-	24,723	(25,296)	(573)
Other income	2,866	-	1,392	4,258
Income (loss) from continuing operations before income taxes	108,972	325	(45,441)	63,856
Provision (benefit) for income taxes	40,321	(3,395)	(69)	36,857
Income (loss) from continuing operations	68,651	3,720	(45,372)	26,999
Gain from discontinued operations	306	-	-	306
Net income (loss)	68,957	3,720	(45,372)	27,305
Less: Net income (loss) attributable to noncontrolling interests	11,411	(558)	2,602	13,455
Net income (loss) to shareholders	$57,546	$4,278	$(47,974)	$13,850

The following supplemental table represents BFC’s Consolidating Statement of Operations for the year ended December  31, 2013.

	BFC Financial Corporation
	Consolidating Statement of Operations
	(In thousands)
	Bluegreen Vacations	BBX	Unallocated Amounts and Eliminations	Total
Revenues
Sales of VOIs	$261,439	$-	$-	$261,439
Trade sales	-	10,243	-	10,243
Interest income	82,230	24,158	(117)	106,271
Fee-based sales commission	91,859	-	-	91,859
Other fee-based services revenue	80,125	-	-	80,125
Gain on sale of assets	-	6,728	-	6,728
Other revenue	-	7,529	(431)	7,098

Total revenues	515,653	48,658	(548)	563,763

Costs and Expenses
Cost of sales of VOIs	32,607	-	-	32,607
Cost of goods sold of trade sales	-	7,860	-	7,860
Cost of other fee-based services	52,817	-	-	52,817
Interest expense	41,137	5,160	4,324	50,621
Recoveries from loan losses	-	(43,865)	-	(43,865)
Asset impairments	-	4,708	-	4,708
Selling, general and administrative expenses	306,559	39,698	16,058	362,315
Total costs and expenses	433,120	13,561	20,382	467,063

Equity in earnings (loss) from unconsolidated affiliates	-	13,461	(13,385)	76
Other (expense) income	(25)	-	757	732
Income (loss) from continuing operations before income taxes	82,508	48,558	(33,558)	97,508
Provision for income taxes	25,986	314	69	26,369
Income (loss) from continuing operations	56,522	48,244	(33,627)	71,139
Loss from discontinued operations	(382)	-	-	(382)
Net income (loss)	56,140	48,244	(33,627)	70,757
Less: Net income (loss) attributable to noncontrolling interests	18,555	(12)	23,151	41,694
Net income (loss) to shareholders	$37,585	$48,256	$(56,778)	$29,063

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As previously described above, BFC's principal holdings include a 51% ownership interest in BBX Capital Corporation.   Additional information regarding BBX Capital can be found in BBX Capital's earnings press release for the fourth quarter and full year of 2014, and is attached hereto, and in its Annual Report on Form 10-K for the year ended December 31, 2014, which are available to view on the SEC's website, www.sec.gov, and/or on BBX Capital's website, www.BBXCapital.com.

BBX Capital Corporation Reports Financial Results

For the Fourth Quarter and Full Year, 2014

FORT LAUDERDALE, Florida – March 17, 2015 -- BBX Capital Corporation (“BBX Capital,” “BBX,” and/or the “Company”) (NYSE: BBX)  reported financial results for the fourth quarter and year ending December 31, 2014.

Fourth Quarter 2014:

BBX reported a net loss of ($2.2) million, or ($0.13) per diluted share, for the quarter ended December 31, 2014, versus net income of $49.3 million, or $2.97 per diluted share, for the quarter ended December 31, 2013.

Full Year 2014:

BBX reported net income of $4.3 million, or $0.28 per diluted share, for the year ended December 31, 2014, versus net income of $47.7 million, or $2.94 per diluted share, for the year ended December 31, 2013.

As of December 31, 2014, BBX Capital had consolidated total assets of $392.9 million, and shareholders’ equity of $309.8 million.  BBX Capital’s book value per share was $19.16 at December 31, 2014, versus $18.93 at December 31, 2013.

BBX Capital’s Chairman and Chief Executive Officer, Mr. Alan B. Levan, commented, “We are pleased with the overall progress of our company during 2014.  Our results reflect the pursuit of our broader goal of transitioning into a business platform with diverse cash flow streams and a focus on long term growth through our operating businesses and real estate opportunities, as well as repositioning our business by monetizing our legacy portfolios.

“As a reminder, we invite our readers to review the BBX Capital Corporate Overview, which was filed by the Company with the SEC on April 16, 2014, and is available to view on the BBX Capital website: www.BBXCapital.com.  In that document we discuss our corporate strategy, but more importantly we discuss:

“First, our culture is entrepreneurial.  Our objective is to make portfolio investments based on the fundamentals: quality real estate, the right operating companies and partnering with good people.

“Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings and we anticipate and are willing to accept that our earnings are likely to be uneven.  While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time,” Levan concluded.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

Fourth Quarter, 2014 Compared to Fourth Quarter, 2013

•	Total revenues of $27.3 million vs. $30.0 million
•	Net loss attributable to BBX Capital of ($2.1) million vs. Net income attributable to BBX Capital of $49.5 million

•	Diluted (loss) earnings per share of ($0.13) vs. $2.97
•	Book value per share of $19.16 vs. $18.93
•	Total assets of $392.9 million vs. $431.1 million
•	BB&T’s preferred interest in FAR was $12.3 million vs. $68.5 million
•	Real estate was $117.3 million vs. $141.3 million
•	Loans receivable were $26.8 million vs. $72.2 million
•	Loans held-for-sale were $35.4 million vs. $53.8 million

BBX Capital Selected Financial Data (Consolidated)

Year Ended December 31, 2014

Compared to the Year Ended December 31, 2013

•	Total revenues of $92.6 million vs. $48.7 million
•	Net income attributable to BBX Capital of $4.7 million vs. Net income attributable to BBX Capital of $47.8 million
•	Diluted earnings per share of $0.28 vs. $2.94

In January 2015, BBX Capital announced that its Board of Directors had approved the appointment of Raymond S. Lopez as Chief Financial Officer of the Company, effective on the first business day following the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2014.  Mr. Lopez will succeed John K. Grelle, who will retire after serving as the Company's Chief Financial Officer since 2012.  Mr. Grelle's pending retirement was anticipated by the employment agreement he entered into with the Company in November 2012.  Mr. Lopez, age 40, has served as Chief Accounting Officer of Bluegreen Corporation since 2005 and as Senior Vice President of Bluegreen since 2007.  Mr. Lopez joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007.  Prior to joining Bluegreen, Mr. Lopez served as Manager of External Reporting for Office Depot, Inc. and as a Senior Auditor with Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant and holds a B.S. in Accounting.

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The following provides financial and other information regarding our assets, including our real estate joint ventures, our BankAtlantic legacy portfolio of loans and foreclosed real estate, acquired operating businesses, and our investment in Bluegreen.

BBX Capital Real Estate

Real Estate Investments and Acquisitions

BankAtlantic Legacy Assets - Loans and Real Estate:

Assets transferred to BBX Capital in connection with the consummation in July 2012 of the sale of BankAtlantic to BB&T Corporation (referred to as the “BB&T Transaction”) were primarily loans receivable, real estate held-for-sale and real estate held-for-investment.  BBX Capital also holds assets previously transferred from BankAtlantic.  These transferred assets are considered our “Legacy Assets” and are held by BBX Capital in CAM (BBX Capital Asset Management) and BBX Partners, which are wholly owned subsidiaries, and in FAR (Florida Asset Resolution Group).  FAR was formed in connection with the BB&T Transaction when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate.  Upon consummation of the BB&T Transaction, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR which BB&T Corporation will hold until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.  At that time, BB&T Corporation’s interest in FAR will terminate, and the Company will thereafter be entitled to any and all residual proceeds from FAR as its sole owner.  At December 31, 2014, BB&T Corporation’s preference amount had been paid down to $12.3 million.  (Detailed information and financial tables relating to CAM and BBX Partner Loans, CAM and BBX Partners Real Estate, FAR LOANS, and FAR Real Estate are attached to this release.)

The Company invested in the following real estate venture during the fourth quarter of 2014:

During the fourth quarter of 2014, BBX Capital Real Estate invested $5.0 million in the Altman Development Company’s planned multi-family development – Altis at Lakeline, located in Austin, Texas.

More complete and detailed information regarding Altis at Lakeline, as well as additional joint venture investments, real estate assets, and legacy real estate assets under BBX Capital Real Estate is provided in the Appendix which is attached to this release.

_____________________________________

BBX Capital Partners

Investments and Acquisitions of Operating Companies

BBX Sweet Holdings:

In October 2014, BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital, acquired the stock of Anastasia Confections, Inc. (“Anastasia”), headquartered in Orlando, Florida.  During the fourth quarter of 2014, BBX Sweet Holdings also acquired The Toffee Box, headquartered in Carlsbad near San Diego, California.  More complete and detailed information regarding Anastasia and The Toffee Box is provided in the Appendix which is attached to this release.

In February, 2015, BBX Sweet Holdings announced that it had named seasoned consumer products veteran Rick Harris as President of the company.  Mr. Harris joins BBX Sweet Holdings having more than 20 years of experience in the food and confections industry.  Prior to joining BBX Sweet Holdings, Mr. Harris was President of Maxfield Candy Company, in Salt Lake City, Utah where he was focused on strategic growth and increasing its brand presence nationally.  Prior to joining Maxfield Candy, Mr. Harris was President of Sunkist-Taylor LLC, a fresh-cut fruit snacking business with processing plants on both the east and west coasts of the U.S.  He has also served in several leadership positions in operations and supply chain management internationally with Dole Foods, and helped lead internet, business-to-business and natural products start-ups at Global Food Exchange and Food Logic. He started his career on Wall Street at Chemical Bank focusing on corporate finance for food and agribusiness companies. Mr. Harris received a BA from Hampden-Sydney College in Virginia and an MBA from Harvard Business School.

In January 2015, Hoffman's Chocolates announced that it had named Chuck Mohr as the new President of Hoffman’s.  Mr. Mohr will be responsible for overseeing and managing all of Hoffman's retail outlets and online sales, as well as spearheading the chocolatier's ongoing expansion.  An accomplished business and community leader, Mr. Mohr brings over 30 years of leadership and retail management experience to Hoffman's Chocolates.  Prior to joining Hoffman's Chocolates, he served as Senior Vice President - Corporate Relationship Officer for BB&T where he was responsible for developing and expanding BB&T’s Broward County corporate client relationships. Prior to that, he served as the Retail Banking President for BankAtlantic where he managed 110 retail branches for one of the largest regional community banks in Florida.  Mr. Mohr is succeeding Fred Meltzer, son-in-law of founder Paul Hoffman, who retired on December 31, 2014 after serving as President of the company for 18 years. Sandra Hoffman, daughter of Paul Hoffman and former owner of Hoffman’s, will continue in her role as Executive Vice President of the company.

More complete and detailed information regarding the holdings under BBX Capital Partners and BBX Sweet Holdings is provided in the Appendix which is available to view at the end of this release.

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Bluegreen Overview

Bluegreen Corporation:  BBX Capital owns a 46% interest in Woodbridge Holdings, LLC (“Woodbridge”).  BFC Financial Corporation (“BFC”), BBX Capital’s parent company, owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the quarter ended December 31, 2014, net income attributable to Woodbridge was $7.2 million, of which $7.9 million related to the operations of Bluegreen.  BBX Capital recognized 46% of the net income attributable to Woodbridge, or $3.3 million, for the quarter ended December 31, 2014.

For the year ended December 31, 2014, net income attributable to Woodbridge was $55.0 million, of which $57.5 million related to the operations of Bluegreen.  BBX Capital recognized 46% of the net income attributable to Woodbridge, or $25.3 million, for the year ended December 31, 2014.

Bluegreen Selected Financial Data

Fourth Quarter, 2014 Compared to Fourth Quarter, 2013

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $123.6 million vs. $119.2 million
•	Included in the above were sales of VOIs under Bluegreen's "capital-light" business strategy(1), which were $66.8 million vs. $58.8 million
•	Other fee-based services revenue rose 20% to $23.1 million
•	Income from continuing operations was $10.2 million vs. $7.2 million
•	Adjusted EBITDA was $26.7 million vs. $14.1 million

Year Ended December 31, 2014

•	System-wide sales of VOIs were $523.8 million
•	Included in the above were sales of VOIs under Bluegreen's "capital-light" business strategy(1) , which were $320.1 million
•	Other fee-based services revenue was $92.1 million
•	Income from continuing operations was $68.7 million
•	Adjusted EBITDA was $134.9 million

(1)

Bluegreen’s sales of VOIs under its capital-light business strategy includes sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs and refers to this as "Just in Time" arrangements. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

Bluegreen Summary for the Fourth Quarter, 2014

System-wide sales of VOIs include all sales of VOIs, regardless of whether Bluegreen or a third-party owned the VOI immediately prior to the sale. The sales of third-party owned VOIs, which are part of Bluegreen’s “capital-light” business model, are transacted as sales of timeshare interests in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. System-wide sales of VOIs were $123.6 million and $119.2 million during the three months ended December 31, 2014 (“Q4 2014”) and the three months ended December 31, 2013 (“Q4 2013”), respectively. The growth in system-wide sales of VOIs during Q4 2014 as compared to Q4 2013 reflects an increase in the number of tours, partially offset by a slight decrease in the sale-to-tour conversion ratio. The number of tours increased by 4% in Q4 2014 as compared to Q4 2013.  However, during Q4 2014 Bluegreen’s sale-to-tour conversion decreased approximately 2% to 19.2%. The increase in the number of tours reflects efforts to expand marketing to sales prospects through new marketing initiatives.

Sales under Bluegreen’s “capital-light” business model, which are part of system-wide sales, include sales of third-party owned VOIs pursuant to fee-based service sales and marketing arrangements, sales of VOIs acquired from third-parties through just-in-time inventory acquisition arrangements and sales of VOIs acquired from resort property owner associations under Bluegreen’s Secondary Market program.  These “capital-light” sales increased 14% during Q4 2014 as compared to Q4 2013, primarily reflecting more sales under fee-based service sales and marketing arrangements.  “Capital-light” sales were 54% of Bluegreen’s system-wide sales in Q4 2014.

During Q4 2014 and Q4 2013, Bluegreen’s revenue was reduced by $10.7 million and $24.4 million, respectively, for its estimated future uncollectible notes receivable.  Estimated losses for uncollectible VOI notes receivable vary based on the amount of Bluegreen financed sales during the period and changes in Bluegreen’s estimates of future note receivable performance for existing and newly originated loans.

Selling and marketing expenses were 48% of system-wide sales during Q4 2014 as compared to 45% during Q4 2013.  The increase in selling and marketing expenses during Q4 2014 as compared to Q4 2013 was a result of Bluegreen’s focus on increasing its marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and expanding marketing channels.

Other Fee-Based Services pre-tax profits, which are primarily generated from providing resort and club management services as well as title services, increased 53% to $10.6 million from $7.0 million.  As of December 31, 2014 and 2013, Bluegreen managed 49 and 45 timeshare resort properties and hotels, respectively.  Title services profits increased due to increased timeshare sales transactions as well as an initiative to reduce a processing back-log.

Provision for income taxes is adjusted each quarter to achieve the then estimated effective tax rate for the year.  In Q4 2014, Bluegreen was required to record a 53.9% income tax provision, compared to an 8.2% income tax provision in Q3 2014.  Bluegreen’s effective tax rate typically approximates 40%.  The higher income tax provision in Q4 2014 was due to certain state tax law changes.  Bluegreen’s effective tax rate for all of 2014 was 41.4%.

Reflecting the above, Bluegreen’s income from continuing operations was $10.2 million in Q4 2014 as compared to $7.2 million in Q4 2013.

Please see the supplemental tables included in this release for detailed information on Bluegreen’s System-wide sales of VOIs and a reconciliation of Income from Continuing Operations to EBITDA.

_____________________________________

Financial data is provided in the supplemental financial tables included in this release for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation.

-----

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, and risks, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which is available to view on the SEC's website, www.sec.gov, and/or on BBX Capital’s website, www.BBXCapital.com.

For more detailed information regarding Bluegreen and its financial results, business, operations and risks, please see BFC’s financial results press release for the fourth quarter and full year ended December 31, 2014, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2014, which is available on the SEC's website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com.

 _____________________________

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership, management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  In addition, BBX Capital and its holding company, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation.  As a result of their ownership interests, BBX and BFC together own 100% of Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.

As of December 31, 2014, BBX Capital had total consolidated assets of $392.9 million, shareholders' equity attributable to BBX Capital of approximately $309.8 million, and total consolidated equity of approximately $311.3 million.  BBX Capital’s book value per share at December 31, 2014 was $19.16.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

Renin Corp.: www.ReninCorp.com

RoboVault: www.RoboVault.com

BBX Sweet Holdings: Hoffman’s Chocolates: www.Hoffmans.com, Williams & Bennett:

www.WilliamsandBennett.com, Jer’s Chocolates: www.Jers.com, Helen Grace Chocolates: www.HelenGrace.com, and Anastasia Confections: www.AnastasiaConfections.com

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 51% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide.  BBX Capital, a New York Stock Exchange listed company, is involved in the acquisition, ownership, management of, joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.

As of December 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $252.9 million, and total consolidated equity of approximately $446.7 million. BFC’s book value per share at December 31, 2014 was $3.03.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation (“Bluegreen Vacations”) is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 65 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing on behalf of third parties. For more information, visit www.BluegreenVacations.com.

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the value of our assets, the ability of our borrowers to service their obligations and the value of collateral securing our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC and the risks associated with the adverse verdict in that matter, including the risks relating to the financial fine, a claim for reimbursement of insurance coverage advances, the risk of loss of Mr. Levan’s services as CEO and reputational risk; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including its acquisition of Renin Corp., and its acquisitions by BBX Sweet Holdings in the candy and confections industry.  The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose us to risks associated with real estate development activities, including risks associated with obtaining necessary zoning and entitlements, and the risk that our joint venture partners may not fulfill their obligations.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the time-share industry, which risks are identified in BFC’s Annual Report on Form 10-K filed on March 16, 2015 with the SEC and available on the SEC’s website, www.sec.gov.  BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes us to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the acquisitions which may impact our financial condition and results of operations and limit our activities; the failure of the companies to meet financial covenants and that BBX Capital and BFC may be required to make further capital contributions or advances to the acquired companies; as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions. Further, Renin’s operations expose us to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound.  Past performance and perceived trends may not be indicative of future results.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.   BBX Capital cautions that the foregoing factors are not exclusive.

CAM and BBX Partners Loans:

The composition of the BBX reportable segment’s legacy loans was (in thousands):

	As of December 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	2	3,061	1,326	3	5,107	3,331
Commercial real estate:
Accruing	1	2,112	2,112	1	2,152	2,152
Non-accruing	2	12,944	4,433	4	27,077	11,526
Total loans held-for-investment	5	$ 18,117	$ 7,871	8	$ 34,336	$ 17,009

CAM and BBX Partners Real Estate:    The composition of the BBX reportable segment’s legacy real estate was (in thousands):

	As of December 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	16	$ 56,461	13	$ 75,333
Rental properties	-	-	2	15,705
Other	1	789	1	789
Total real estate held-for-investment	17	$ 57,250	16	$ 91,827

Real estate held-for-sale:
Land	12	$ 27,661	10	$ 10,307
Rental properties	-	-	-	-
Residential single-family	2	327	-	-
Total real estate held-for-sale	14	$ 27,988	10	$ 10,307

FAR Loans: The composition of FAR’s legacy loans was (in thousands):

	As of December 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Commercial real estate:
Accruing	4	7,613	7,613	7	15,245	15,245
Non-accruing	5	17,601	10,031	10	52,108	34,014
Consumer
Accruing	3	316	316	62	5,646	5,646
Non-accruing	31	3,552	1,990	43	5,846	2,972
Residential:
Accruing	-	-	-	-	-	-
Non-accruing	-	-	-	2	189	53
Total loans held-for-investment	43	$ 29,082	$ 19,950	124	$ 79,034	$ 57,930
Loans held-for-sale:
Commercial real estate
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Consumer
Accruing	48	4,204	1,854	15	2,044	1,494
Non-accruing	7	1,172	497	31	4,135	2,682
Residential
Accruing	11	1,921	1,854	34	4,912	3,945
Non-accruing	125	41,411	25,478	255	58,603	34,278
Small business
Accruing	34	6,208	4,486	52	10,320	8,170
Non-accruing	7	1,971	1,254	17	4,204	3,277
Total loans held-for-sale	232	$ 56,887	$ 35,423	404	$ 84,218	$ 53,846

FAR Real Estate: The composition of FAR’s foreclosed real estate was (in thousands):

	As of December 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	2	$ 3,895	3	$ 4,323
Rental properties	2	14,445	1	11,186
Total real estate held-for-investment	4	$ 18,340	4	$ 15,509

Real estate held-for-sale:
Land	6	$ 5,844	8	$ 7,961
Rental properties	1	1,748	3	6,168
Residential single-family	12	4,058	29	6,447
Other	13	2,095	23	3,088
Total real estate held-for-sale	32	$ 13,745	63	$ 23,664

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
(In thousands, except share data)	2014	2013
ASSETS
Cash and interest bearing deposits in banks ($4,993 and $8,686 in Variable Interest Entity ("VIE"))	$58,819	43,138
Loans held-for-sale ($35,423 and $53,846 in VIE)	35,423	53,846
Loans receivable, net of allowance for loan losses of $977 and $2,713 ($18,972 and $56,170, net of allowance of $977 and $1,759 in VIE)	26,844	72,226
Trade receivables, net of allowance for bad debts of $77 and $0	13,416	7,520
Real estate held-for-investment ($19,156 and $15,836 in VIE)	75,590	107,336
Real estate held-for-sale ($13,745 and $23,664 in VIE)	41,733	33,971
Investment in unconsolidated real estate joint ventures	16,065	1,354
Investment in Woodbridge Holdings, LLC	73,026	78,573
Properties and equipment, net ($8,350 and $7,899 in VIE)	17,679	14,824
Inventories	14,505	9,155
Goodwill and other intangible assets. net	15,817	2,686
Other assets ($1,017 and $2,413 in VIE)	4,019	6,518
Total assets	$392,936	431,147
LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC ($12,348 and $68,517 in VIE)	$12,348	68,517
Notes payable to related parties	11,750	21,662
Notes payable	17,923	9,034
Principal and interest advances on residential loans ($11,171 and $11,252 in VIE)	11,171	11,252
Other liabilities ($1,431 and $1,103 in VIE)	28,464	17,116
Total liabilities	81,656	127,581
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 15,977,322 and 15,778,088 shares	160	158
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	347,937	345,300
Accumulated deficit	(38,396)	(43,091)
Accumulated other comprehensive income	85	13
Total BBX Capital Corporation shareholders' equity	309,788	302,382
Noncontrolling interest	1,492	1,184
Total equity	311,280	303,566
Total liabilities and equity	$392,936	431,147

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(In thousands, except share and per share data)	2014	2013	2014	2013
Revenues:
Trade sales	$24,150	10,243	74,084	10,243
Interest income	986	16,199	5,164	24,158
Net gains on the sales of assets	619	1,560	5,527	6,728
Income from real estate operations	1,041	1,028	5,516	4,161
Other	477	987	2,354	3,368
Total revenues	27,273	30,017	92,645	48,658
Costs and expenses:
Cost of goods sold	18,981	7,860	54,682	7,860
BB&T's priority return in FAR distributions	78	525	736	3,227
Interest expense	383	1,094	1,580	1,933
Real estate operating expenses	1,369	2,167	6,296	5,807
Selling, general and administrative expenses	19,397	11,585	53,011	34,769
Total costs and expenses	40,208	23,231	116,305	53,596
Equity earnings in Woodbridge Holdings, LLC	3,317	1,836	25,282	13,461
Equity earnings in unconsolidated real estate joint ventures	(322)	-	(559)	-
(Provision for) recoveries from loan losses	4,517	40,363	7,155	43,865
Asset impairments, net	136	361	(7,015)	(4,708)
Income (loss) before income taxes	(5,287)	49,346	1,203	47,680
Provision for income taxes	(3,107)	-	(3,101)	20
Net income (loss)	(2,180)	49,346	4,304	47,660
Less: net loss attributable to non-controlling interest	124	179	391	179
Net income (loss) attributable to BBX Capital Corporation	$(2,056)	49,525	4,695	47,839
Basic earnings (loss) per share	$(0.13)	3.10	0.29	3.02
Diluted earnings (loss) per share	$(0.13)	2.97	0.28	2.94
Basic weighted average number of common
shares outstanding	16,172,369	15,973,133	16,043,219	15,843,127
Diluted weighted average number of common and
common equivalent shares outstanding	16,172,369	16,664,754	16,677,856	16,278,053

Bluegreen Corporation

Supplemental Financial Information – Unaudited

(Dollars in thousands)

	For the Three Months Ended December 31,
	2014		2013
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$56,810	46%	$60,406	51%
VOI sales-secondary market	4,952	4%	18,552	16%
Sales of third-party VOIs-commission basis	55,004	45%	27,011	23%
Sales of third-party VOIs-just-in-time basis	6,829	6%	13,269	11%
System-wide sales of VOIs, net	123,595	100%	119,238	100%
Less: Sales of third-party VOIs-commission basis	(55,004)	-45%	(27,011)	-23%
Gross sales of VOIs	68,591	55%	92,227	77%
Estimated uncollectible VOI notes receivable (2)	(10,744)	-16%	(24,441)	-27%
Sales of VOIs	57,847	47%	67,786	57%
Cost of VOIs sold (3)	(5,855)	-10%	(7,490)	-11%
Gross profit (3)	51,992	90%	60,296	89%
Fee-based sales commission revenue (4)	35,265	64%	17,471	65%
Other fee-based services revenue	23,060	19%	19,223	16%
Cost of other fee-based services	(12,414)	-10%	(12,265)	-10%
Net carrying cost of VOI inventory	(1,299)	-1%	(2,232)	-2%
Selling and marketing expenses	(59,321)	-48%	(54,180)	-45%
General and administrative expenses	(30,197)	-24%	(29,777)	-25%
Net interest spread	10,050	8%	10,697	9%
Operating profit	17,136	14%	9,233	8%
Other income (expense)	1,678		(712)
Income from continuing operations before income taxes	18,814		8,521
Less: Provision for income taxes	8,599		1,337
Income from continuing operations	10,215		7,184
Gain (loss) from discontinued operations	251		(62)
Net income	10,466		7,122
Less: Net income attributable to noncontrolling interests	2,614		2,487
Net income attributable to Bluegreen	$7,852		$4,635

(1)

Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business.  Legacy VOI sales do not include Secondary Market, Fee-Based Sales, or Just-In-Time basis VOI sales under Bluegreen’s “capital-light” business strategy.

(2)

Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

BBX Capital Equity Earnings in Woodbridge- Unaudited

	For the Three Months Ended December 31,
(Dollars in thousands)	2014	2013
Net income attributable to Bluegreen	$7,852	$4,635
Woodbridge parent only net loss	(641)	(644)
Net income attributable to Woodbridge	7,211	3,991
BBX Capital interest in Woodbridge	46%	46%
BBX Capital earnings in Woodbridge	$3,317	$1,836

Bluegreen Corporation

Supplemental Financial Information – Unaudited

(Dollars in thousands)

	For the Year Ended December 31, 2014
	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$203,675	39%
VOI sales-secondary market	63,329	12%
Sales of third-party VOIs-commission basis	221,315	42%
Sales of third-party VOIs-just-in-time basis	35,497	7%
System-wide sales of VOIs, net	523,816	100%
Less: Sales of third-party VOIs-commission basis	(221,315)	-42%
Gross sales of VOIs	302,501	58%
Estimated uncollectible VOI notes receivable (2)	(40,167)	-13%
Sales of VOIs	262,334	50%
Cost of VOIs sold (3)	(30,766)	-12%
Gross profit (3)	231,568	88%
Fee-based sales commission revenue (4)	144,239	65%
Other fee-based services revenue	92,089	18%
Cost of other fee-based services	(49,224)	-9%
Net carrying cost of VOI inventory	(7,717)	-1%
Selling and marketing expenses	(250,320)	-48%
General and administrative expenses	(94,871)	-18%
Net interest spread	40,342	8%
Operating profit	106,106	20%
Other income (expense)	2,866
Income from continuing operations before income taxes	108,972
Less: Provision for income taxes	40,321
Income from continuing operations	68,651
Gain (loss) from discontinued operations	306
Net income	68,957
Less: Net income attributable to noncontrolling interests	11,411
Net income attributable to Bluegreen	$57,546

(1)

Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business.  Legacy VOI sales do not include Secondary Market, Fee-Based Sales, or Just-In-Time basis VOI sales under Bluegreen’s “capital-light” business strategy.

(2)

Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs, which excludes sales of third-party VOIs – commission basis (and not of system-wide sales of VOIs).

(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs).
(5)	Unless otherwise indicated.

BBX Capital Equity Earnings in Woodbridge- Unaudited

For the Year Ended December 31, 2014

(Dollars in thousands) Net income attributable to Bluegreen	$57,546
Woodbridge parent only net loss	(2,585)
Net income attributable to Woodbridge	54,961
BBX Capital interest in Woodbridge	46%
BBX Capital earnings in Woodbridge	$25,282

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three and twelve months ended December 31, 2014 and 2013, as well as a reconciliation of EBITDA to Income from continuing operations (in thousands):

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Income from continuing operations - Woodbridge	$9,574	6,540
Loss from Woodbridge parent only	(641)	(644)
Income from continuing operations, Bluegreen	10,215	7,184
Add/(Less):
Non-cash stock compensation expense	-	147
Interest income (other than interest earned on VOI notes receivable)	(65)	(257)
Interest expense	10,149	10,114
Interest expense on Receivable-Backed Debt	(5,246)	(6,276)
Provision for Income and Franchise Taxes	8,689	1,353
Depreciation and Amortization	2,915	1,874
EBITDA	$26,657	14,139

For the Year Ended
December 31, 2014
Income from continuing operations - Woodbridge	$66,066
Loss from Woodbridge parent only	(2,585)
Income from continuing operations, Bluegreen	68,651
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(646)
Interest expense	41,324
Interest expense on Receivable-Backed Debt	(23,415)
Provision for Income and Franchise Taxes	40,500
Depreciation and Amortization	8,511
EBITDA	$134,925

EBITDA is defined as earnings, or income from continuing operations, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Woodbridge Holdings, LLC
Consolidating Statement of Financial Condition - Unaudited
(In thousands)

	As of December 31, 2014			As of December 31, 2013
		Woodbridge	Consolidated		Woodbridge	Consolidated
	Bluegreen	Parent only	Woodbridge	Bluegreen	Parent only	Woodbridge
Assets

Cash and cash equivalents	$185,169	638	185,807	158,096	723	158,819
Restricted cash	54,620	-	54,620	65,285	-	65,285
Notes receivable, net	424,267	-	424,267	455,569	-	455,569
Inventory	194,713	-	194,713	204,256	-	204,256
Property and equipment, net	72,319	-	72,319	63,252	-	63,252
Intangible assets	63,913	-	63,913	64,142	-	64,142
Other assets	50,497	14,411	64,908	60,486	14,506	74,992
Total assets	$1,045,498	15,049	1,060,547	1,071,086	15,229	1,086,315

Liabilities and Equity

Accounts payable, accrued liabilities and other	88,546	658	89,204	88,897	652	89,549
Deferred income	25,057	-	25,057	27,407	-	27,407
Deferred tax liability, net	92,609	-	92,609	76,726	-	76,726
Receivable-backed notes payable - recourse	92,129	-	92,129	74,802	-	74,802
Receivable-backed notes payable - nonrecourse	320,275	-	320,275	368,759	-	368,759
Notes and mortgage notes payable	90,061	-	90,061	93,939	-	93,939
Junior subordinated debentures	64,986	85,052	150,038	62,379	85,052	147,431
Total liabilities	773,663	85,710	859,373	792,909	85,704	878,613

Stockholders' equity
Total Bluegreen Corporation shareholders' equity	228,583	(70,661)	157,922	240,456	(70,475)	169,981
Noncontrolling interest	43,252	-	43,252	37,721	-	37,721
Total equity	271,835	(70,661)	201,174	278,177	(70,475)	207,702
Total liabilities and equity	$1,045,498	15,049	1,060,547	1,071,086	15,229	1,086,315

Appendix:

BBX Capital Corporation and Subsidiaries

BBX Capital Real Estate: Real Estate Investments and Acquisitions

Our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, fall under the umbrella of our BBX Capital Real Estate Division.  As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

We are currently actively engaged in real estate development and operating activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties and/or cash investments in joint ventures with third party development partners.

The following are rental operating properties of BBX Capital Real Estate, legacy assets held by FAR:

Villa San Michele:  In January 2014, FAR acquired an 82-unit, 272 bed student housing project located in Tallahassee, Florida, through a contractual settlement with the borrower.  Built in 2008, Villa San Michele is located in southwest Tallahassee near Tallahassee Community College.  The project includes a mix of 3 bedroom and 4 bedroom 2-story townhomes, as well as a 10.6 acre parcel of vacant land.  FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property.  Various common area improvements are planned for 2015, with the objective of repositioning the property and increasing occupancy.  Villa San Michele had a carrying value of $6.1 million as of December 31, 2014.  (Villa San Michele is included in the FAR Real Estate table.)

Eagle’s Point:  In September 2013, FAR acquired a 168-unit, 336 bed student housing project located adjacent to Tallahassee Community College in Tallahassee, Florida, through a contractual settlement with the borrower.  The residential units at Eagle’s Point consist of 2-story, 2 bedroom townhomes and 16 apartment units (32 beds).  The 16 apartment units are uninhabitable due to extensive damage that occurred before FAR acquired the property. A property improvement plan is in place for 2015, which includes unit renovations, repairs to offline units, as well as selected upgrades to common areas.  FAR has engaged a property management company specializing in student housing to manage the day to day operations and leasing of the property.   Eagle’s Point had a carrying value of $8.4 million as of December 31, 2014.  (Eagle’s Point is included in the FAR Real Estate table.)

RoboVault: In April 2013, FAR acquired through foreclosure, RoboVault, a 155,000 square foot high-tech, robotic self-storage facility, featuring climate controlled, and high security storage.  Located in Fort Lauderdale, Florida, RoboVault offers its clients museum quality storage for business, forensic property, and personal prized possessions, including art, wine collections, cars, gems, antiques, important documents and files, and other collectibles.  RoboVault’s additional services include crating, handling, moving, and shipping and storage services for its clients throughout the United States and Europe.  Built in 2009, the facility is wind resistant up to 200 mph (a category 5 hurricane), stores items 30 feet above sea level, uses a biometric robotic transfer system, and offers 24 hour - 7 day access.   RoboVault had a carrying value of $8.4 million as of December 31, 2014.  (RoboVault is included in “properties and equipment” in the Company’s Consolidated Statement of Financial Condition.)

The following is a summary of BBX Capital Real Estate investments and joint ventures in real estate:

Altis at Lakeline: During the fourth quarter of 2014, BBX Capital Real Estate invested $5.0 million in a planned multi-family development by Altman Development (“Altman”) – Altis at Lakeline.  Located on an approximate 23 acre parcel in the northwest area of Austin, Texas, Altis at Lakeline is planned for 19, two and three story, residential apartment buildings with 354-unit apartment homes, 38 enclosed garages, and a clubhouse.  Altis at Lakeline, a gated community, is planned to feature a mix of studio, one, two and three bedroom apartment homes with gourmet kitchens, ENERGY STAR appliances, granite counters, as well as spa-inspired baths with raised vessel sinks, marble counters and spacious linen closets.  The community will also include a private resort style 5,500 square foot clubhouse, which offers exciting features to the residents for recreation and business activities.  Other planned amenities include a pool and spa, an outdoor activities pavilion with a sports bar and full demonstration kitchen, a full circuit fitness center, and kids’ play ‘n study area.  After all investors receive a preferred return of 9% and all contributed capital is returned, the Company is entitled to receive 26.3% of venture distributions until an 18% internal rate of return has been attained and thereafter the Company will be entitled to receive 18.8% of any venture distributions.

Bonterra - CC Devco Homes: During the third quarter of 2014, the Company entered into a joint venture agreement with CC Devco Homes- a Codina-Carr Company, to develop homes in a portion of the newly proposed Bonterra Communities (formerly called the Hialeah Communities) in Hialeah, Florida.  As the developer and manager of the joint venture, CC Devco Homes currently plans to build approximately 394 single-family homes.    The Company transferred approximately 50 acres of land at an agreed upon value of approximately $15.6 million subject to an $8.3 million mortgage which was assumed by the joint venture.  In exchange, BBX Capital received its joint venture interest and $2.2 million of cash.  Anticipated project profits resulting from the joint venture will be distributed to CC Devco Homes and BBX Capital on a 55% and 45% basis, respectively.  Any necessary additional capital for the joint venture is required to be contributed by CC Devco Homes and the Company on a 43% and 57% basis, respectively. The project is in the final stages of planning and is subject to receipt of required government approvals.  Construction is anticipated to commence in the first half of 2015.

Bayview:  In June 2014, the Company entered into a joint venture agreement with an affiliate of Procacci Development Corporation.  The joint venture acquired for $8.0 million approximately three acres of real estate located at Bayview Drive and Sunrise Boulevard in Fort Lauderdale, Florida.  The new joint venture entity, Sunrise and Bayview Partners, LLC, is a 50% - 50% joint venture between the Company and an affiliate of Procacci Development.  The property is currently improved with an approximate 84,000 square foot office building along with a convenience store and gas station, and located minutes from the Fort Lauderdale beaches and directly across from the Galleria at Ft. Lauderdale.  The office building has low occupancy with short term leases.  The convenience store’s lease ends in March 2017 with a five year extension option.  We anticipate the property will be redeveloped into a mixed-use project at some point in the future.

Village at Victoria Park:  Village at Victoria Park consists of approximately 2 acres of vacant land previously owned by the Company that is located near downtown Fort Lauderdale, Florida.  In December 2013, the Company entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes.  The project is a 50% - 50% joint venture, with New Urban Communities serving as the developer and manager.  In April 2014, the joint venture executed an acquisition, development and construction loan with a financial institution and the Company and New Urban Communities each contributed an additional $692,000 to the joint venture as a capital contribution.  The joint venture purchased the vacant land from the Company for $3.6 million consisting of $1.8 million in cash (less $0.2 million in selling expenses) and a $1.6 million promissory note.  The $1.6 million promissory note is secured by a junior lien on the vacant land and future improvements and subordinated to the acquisition, development and construction loan.  The project commenced construction and sales during the third quarter of 2014.  Closings are projected to begin during the third quarter of 2015.

Kendall Commons:    In March 2013, the Company sold land to Altman, a third party real estate developer, for net proceeds of $8.0 million.  Altman is developing a multifamily rental community comprised of 12 three-story apartment buildings, one mixed-use building and one clubhouse totaling 321 apartment units.  The Company has invested $1.3 million of cash in the project as one of a number of investors.  The first two buildings have been completed with the balance of the buildings expected to be completed in 2015.  After all members (including the Company) receive a preferred return of 10% and all contributed capital is returned, the Company is entitled to receive 13% of venture distributions until a 15% internal rate of return has been attained and thereafter the Company will be entitled to receive 9.75% of any venture distributions.

North Flagler:    In October 2013, the Company entered into a joint venture with JRG USA pursuant to which JRG USA assigned to the joint venture a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach Florida and the Company invested $0.5 million of cash.  During 2015, the joint venture was successful in its efforts to amend the current zoning designation and the parcel’s residential height restrictions were changed allowing up to 15 stories in building height from 4 stories.  The Company believes this change in the parcel’s height restrictions will increase the value of the joint venture’s 4.5 acre parcel.    The Company is entitled to receive 80% of any joint venture distributions until it recovers its capital investment and thereafter will be entitled to receive 70% of any joint venture distributions.  The joint venture is soliciting third party developer partners for the potential development of this property.

The Company also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the North Flagler joint venture with JRG USA.  The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of December 31, 2014.  We believe that the fair value of this parcel increased as a result of the municipality’s approval of the zoning changes referenced in the preceding paragraph.

PGA Design Center Holdings, LLC:  In December 2013, the Company purchased for $6.1 million a commercial property in Palm Beach Gardens, Florida, with three existing buildings consisting of 145,000 square feet of mainly furniture retail space.  The property, which is located in a larger mixed use property now known as PGA Place, was substantially vacant at the date of acquisition.  Subsequent to the acquisition of the property, the Company entered into a joint venture with Stiles Development which acquired a 60% interest in the joint venture for $2.9 million in cash.  The Company contributed the property (excluding certain residential development entitlements having an estimated value of $1.2 million) to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture.  The Company transferred the retained residential development entitlements to adjacent parcels owned by it in the PGA mixed use property now known as PGA Place. (Please see below for a discussion of the other parcels owned by the Company in PGA Place).  The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.  The joint venture entered into a contract to sell an 80,000 square foot building, subject to receiving the necessary entitlements and the potential purchaser’s due diligence.

The following development projects involve real estate held-for investment, and are currently in the planning and/or construction stages.

Bonterra Communities:  Bonterra Communities (formerly called Hialeah Communities) is a proposed master-planned community anticipated to be built on an approximate 128 acres of land. Once completed, Bonterra Communities is planned to have approximately 1,171 single-family homes, villas, town homes, and apartments, along with amenities including a clubhouse, fitness center, resort pool, parks, and a 15 acre lake.  The Bonterra community site is currently in the final stages of master-planning and our plans continue to be subject to receipt of required governmental approvals.  It is anticipated that the community will be divided into three parcels, which include:

1.

As discussed in the Bonterra - CC Devco Homes joint venture discussion above, an approximate 59 acre parcel to be developed with approximately 394 single-family homes by a joint venture between BBX Capital and CC Devco Homes- a Codina-Carr Company.

2.

An approximate 14 acre parcel owned by BBX Capital, with a carrying value of $5.3 million as of December 31, 2014, to be developed with approximately 314 rental apartment units.  BBX Capital Real Estate is currently seeking required entitlements and plans to partner with a third party developer to develop this parcel.

3.

An approximate 55 acre parcel owned by BBX Capital, with a carrying value of $17.1 million as of December 31, 2014, to be developed with approximately 463 additional single-family homes, villas and townhomes.  The Company has a contract to sell this parcel, subject to the receipt of entitlements currently being sought by the purchaser and due diligence.

Gardens at Millenia:  Gardens at Millenia consists of approximately 86 acres of land, including a 47 acre lake, located near the Mall at Millenia in a commercial center in Orlando, Florida with a carrying value of $12.4 million as of December 31, 2014.  The Company completed permitting and is currently developing the property to reclaim approximately 15 acres of the lake as additional developable property for a total of 54 developable acres.  The proposed plans for the 54 developable acres include a 460,000 square foot retail shopping center with multiple big-box and in-line tenants as well as four outparcel retail pads.  An agreement to sell a portion of the land to a big-box retailer was entered into and is subject to the buyer’s due diligence.  The Company is finalizing negotiations with a potential retail joint venture partner to develop approximately 13.4 acres of the site.  Current plans for approximately 11.8 acres of this site include nine retail apartment buildings totaling approximately 292 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park. The Company is finalizing negotiations with a potential joint venture partner to develop the 11.8 acre parcel.

PGA Place:  In the fourth quarter of 2014, the Company sold the 33,000 square foot office building it owned in PGA Place for $6.6 million with the potential for an additional $200,000 payable to the Company if full medical office entitlements for this building are obtained by

December 2015.  The Company continues to own land located in the newly named PGA Place, in the city of Palm Beach Gardens, Florida, with carrying values aggregating $3.6 million as of December 31, 2014.  The property held by the PGA Design Center Holdings joint venture described above is adjacent to PGA Place.  We believe this property presents a variety of development opportunities, some of which are currently in the planning stages and remain subject to receipt of government approvals. The Company is currently seeking governmental approvals for a 126 room limited-service suite hotel, a 5,000 square foot freestanding restaurant and a 60,000 square foot office building and up to 300 apartment units on vacant tracts of land.

_____________________________

BBX Capital Partners: Investments and Acquisitions of Operating Companies

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies.  Our goal at BBX Capital is to diversify our assets so that a meaningful percentage of our assets and income will be derived from operating businesses.  It is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute consistent cash flows and earnings over time.  In addition to the Company’s investment in Bluegreen Corporation, the following is a summary of the Company’s additional acquisitions of and investments in operating businesses.

Renin Holdings:  In October 2013, Renin Holdings, LLC (“Renin”), a newly formed joint venture entity owned 81% by BBX Capital and 19% by BFC, acquired substantially all of the assets and certain liabilities of Renin Corp.  Renin manufactures and sells interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products.  With facilities in Canada, the U.S. and the United Kingdom, Renin is in a position to service distribution channels including big-box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets.  Renin reported revenues of approximately $13.8 million and $57.8 million during the three and twelve month periods ended December 31, 2014, respectively.

BBX Sweet Holdings:  BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital which operates under the BBX Capital Partners Division, acquired Hoffman’s Chocolates in December 2013, Williams & Bennett in January 2014, California based Jer's Chocolates and Helen Grace Chocolates in July 2014, and Anastasia Confections and The Toffee Box during the fourth quarter of 2014.

The following is a summary of investments in operating businesses by BBX Sweet Holdings:

•

Anastasia Confections, Inc.:  Anastasia was established in 1984 and is headquartered in an 80,000 square foot production facility in Orlando, Florida.  Anastasia has developed gourmet candy, coconut candy, chocolate gift products, and premium candy specifically for Florida tourists. Anastasia’s growing line of products includes its creamy Coconut Patties, a full flavored variety of Coconut Patties, Salt Water Taffy, Chocolate Alligators (Choc-O-Gators), Coco Rhumbies, and Citrus Jelly candies.  Its products are sold through various distribution channels including mainstream grocery chains, mass merchandisers, gift shops, theme parks, and other retailers in the U.S., Canada and the Caribbean.

•

The Toffee Box:  Headquartered in Carlsbad near San Diego, California, The Toffee Box, with its award-winning handcrafted toffee, uses natural ingredients with no added preservatives.  Its product line offers five varieties of toffee, including Dark Chocolate Almond, Mocha Hazelnut, Milk Chocolate Pecan, White Chocolate Macadamia Nut and individually wrapped Toffee Squares. Its products are sold through various distribution channels including mainstream grocery chains, mass merchandisers, gift shops, online and at specialty retailers across the U.S.  The Toffee Box has been featured on the Martha Stewart Show and the Rachael Ray Show.

•

Helen Grace Chocolates:  Headquartered in Lynwood, California, Helen Grace Chocolates has been creating premium chocolate confections, chocolate bars, chocolate candies, and truffles for 70 years.  For many years, Helen Grace Chocolates has helped schools and other organizations reach their fundraising goals through sales of their premium boxed chocolates, chocolate bars and other products, sold exclusively through the national fundraising programs of Innisbrook Wraps™.  As part of the transaction, Helen Grace will continue to be the exclusive provider of chocolate and chocolate gift items to Innisbrook.

•

Jer’s Chocolates:  Headquartered in Solana Beach near San Diego, California, Jer's Chocolates, with its Award Winning premier peanut butter chocolate products, has created a niche in the gourmet luxury chocolate market.  With its core flavors of chocolate and natural peanut butter, Jer's specialties include its gourmet peanut butter chocolate confections, which come in its patented "Double Grin" shaped assorted chocolate boxes, Peanut Butter Bars and Squares.  Jer's corporate gift chocolate boxes and peanut butter chocolate gift boxes have been featured on the Home Shopping Network, QVC, The Food Network, and the Rachael Ray Show.  Jer's Chocolates is available to customers through wholesale distribution channels in the U.S. and internationally, as well as through the Jer’s Chocolates licensed retail location in the San Diego International Airport.

•

Williams & Bennett:  Headquartered in Boynton Beach, Florida, Williams & Bennett is a Florida based manufacturer of quality chocolate products since 1992.  Williams & Bennett sells chocolate products and confections through distribution channels serving boutique retailers, big-box chains, department stores, national resort properties, corporate customers, and private label brands.

•

Hoffman's Chocolates:  Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with retail locations in Palm Beach County and Fort Lauderdale, Florida, and plans to open additional stores later this year.  Its product line includes over 70 varieties of confections, which are available via its retail stores, online distribution channels, direct shipping throughout the U.S. and at third party retail locations nationwide.

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